Exhibit P(1)

                       FREMONT INVESTMENT ADVISORS, INC.
                                       AND
                           FREMONT MUTUAL FUNDS, INC.



                                 CODE OF ETHICS

                            CERTIFICATE OF COMPLIANCE
                             AMENDED JUNE 15, 2000.


     This Code of Ethics, (the "Code") has been adopted by Fremont Investment Advisors, Inc. ("FIA" or "Advisor") and Fremont Mutual Funds, Inc. (the "Funds") primarily for the purpose of providing rules for employees with respect to their personal securities transactions. FIA and the Funds are each required to adopt a code of ethics in accordance with Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act").

     I have read and agree to comply with the Code of Ethics of Fremont Investment Advisors, Inc., and Fremont Mutual Funds, Inc.




_________________________________________
               Print Name



_________________________________________
               Signature



_________________________________________
                 Date

                        FREMONT INVESTMENT ADVISORS, INC.
                                       AND
                           FREMONT MUTUAL FUNDS, INC.


                                 CODE OF ETHICS
                              AMENDED JUNE 15, 2000

I. INTRODUCTION

     This Code of Ethics (the "Code") has been adopted by Fremont Investment Advisors, Inc. ("FIA" or "Advisor") and Fremont Mutual Funds, Inc. (the "Funds") primarily for the purpose of providing rules for employees with respect to their personal securities transactions. FIA and the Funds are each required to adopt a code of ethics in accordance with Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act").

     FIA is also a registered investment Advisor under the Investment Advisers Act of 1940 (the "Advisers Act"), and as such, FIA and its employees are subject to certain standards of conduct with respect to activities relating to all of FIA's advisory clients. In addition, FIA is required to make and keep accurate and current records of securities transactions in which the Advisor, its officers and directors, and certain employees and other related persons have a beneficial interest. The reports pursuant to this Code will enable FIA to fulfill this requirement.

II. BACKGROUND

     The investment management industry is closely regulated under the provisions of the Advisers Act and the 1940 Act, and by the regulations and interpretations of the Securities and Exchange Commission (the "SEC") under those statutes. Transactions in securities are also governed by the provisions of the Securities Act of 1933 (the "Securities Act"), and the Securities Exchange Act of 1934 (the "Exchange Act") as well as by state laws. The rules of conduct set forth in this Code are based in large part on rules of law and legal concepts developed under those statutes. These legal concepts do not remain static, and further developments of the law in these areas may be expected. In 1994, the Code was updated to conform with an extensive set of recommendations developed by the Investment Company Institute. These additional measures, while not mandated by law, are considered industry standards. They were developed in an effort to self-regulate and preserve investors' confidence that their interests are placed ahead of our own personal trading activities. Employees of FIA should conduct business so as to avoid not only any violation of law, but also any appearance of violation or grounds for criticism.

III. SCOPE OF THE CODE OF ETHICS

     The Code covers two general topic areas. First, it includes some broad prohibitions against fraudulent conduct in connection with the Funds or other clients of FIA. Because fraudulent conduct can take many forms as noted above, the Code cannot reasonably contain an all-inclusive list of actions or omissions.


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     Second,  the Code  includes  specific  rules,  restrictions  and  reporting obligations with respect to personal securities transactions. These restrictions have been adopted for the purpose of better avoiding any conflicts of interest, or any appearances of conflicts of interest, between the securities trading which FIA undertakes on behalf of the Funds and other clients and personal securities trading by the employees of FIA and other persons subject to this Code. The rules are intended to better assure that trading on behalf of clients is given priority over trading for personal accounts, and that trading for personal accounts does not take place at a time which could adversely affect the trading for clients. These rules are also intended to prevent FIA personnel from misusing material, non-public information concerning issuers or securities. This misuse might, for example, take the form of either personal securities trading or "tipping" other persons concerning the material, non-public information.

     As required by the 1940 Act and the Advisers Act, most persons covered by this Code are also required to file with FIA quarterly reports of their personal securities transactions. These reports will be reviewed by the Compliance Officer at FIA to determine whether the information suggests any possible violation of this Code. These reports also are reviewed by the staff of the SEC when the SEC undertakes compliance examinations of FIA. In addition to serving the purpose of compliance with this Code, the reporting requirements serve to create greater consciousness of possible conflicts and, at the same time, provide a means to detect and correct possible problems. The reporting system is an essential part of this Code and must be strictly adhered to, without exception.

IV. WHO IS SUBJECT TO THIS CODE OF ETHICS?

     All employees of FIA (including directors other than the non-interested directors of the Funds) are subject to this Code.

     Rule 17j-1 under the 1940 Act requires that a Code of Ethics be established to govern certain activities of directors, officers and employees of an investment company and its Advisor. These persons are referred to in this Code as "Access Persons". For purposes of this Code, all employees of FIA are Access Persons. Among other matters, Access Persons must submit to their employers quarterly reports of personal securities trading.

     Separately, the Advisers Act requires under Rule 204-2 that "Advisory Representatives" of an advisor file quarterly reports of personal trading activity. Further, Section 204A of the Advisers Act requires investment Advisors to adopt, maintain and enforce policies reasonably designed, considering the nature of the Advisor's business, to prevent the misuse of material, non-public information or violation of the Advisers Act, the Exchange Act and the Rules thereunder by any person associated with the Advisor. "Access Persons" and "Advisory Representatives" for the purposes of this Code of Ethics are the same.

V. LEGAL CONCEPTS

     Important legal concepts under which the Advisor and the Funds conduct their businesses are described below.

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     A.   FIDUCIARY  DUTY.  Investment  advisors  owe a fiduciary  duty to their clients. This means a duty of loyalty, fairness and good faith toward clients, and a corresponding duty on the part of the advisor not to do anything prejudicial to or in conflict with the interests of clients. This is a higher standard than that applicable to ordinary arm's length business transactions between persons who do not owe a fiduciary duty to the other parties. Fiduciary principles reflect the following: (1) the duty at all times to place the interests of FIA's clients and the Funds' shareholders first; (2) the requirement that all personal securities transactions be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and (3) the fundamental standard that investment company personnel should not take inappropriate advantage of their positions.

     B.   FRAUD AND DECEIT;  INSIDE  INFORMATION.  The various  securities  laws contain broad provisions prohibiting fraud or deceit or "any manipulative or deceptive device or contrivance" in connection with securities transactions and giving of investment advice. It is under these broad general provisions that the SEC and private individuals have successfully brought many of the important cases in the securities field that have received so much publicity in recent years, including cases on improper use of material, non-public ("inside") information (as defined below). The Advisers Act requires investment advisors to adopt, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of their business, to prevent misuse of material non-public information in violation of the Advisor's Act, the Exchange Act and regulations thereunder by the advisor and its associated persons. The policies and procedures in this Code are intended to meet this requirement. Fund employees and other participants in securities market activity are also prohibited from trading securities on the basis of, or tipping others about, inside information. Also care must always be taken to avoid market manipulation, which is strictly prohibited by law. In addition to this Code, Fremont Group has put into effect policies and procedures, to which all FIA and Fund personnel are subject, reasonably designed to prevent the misuse of material non-public information.

     C. UNDERWRITING. Although not discussed elsewhere in this Code, Access Persons should be extremely careful not to engage in any activities, particularly in connection with new offerings, that could be construed as participating as an underwriter in violation of the Securities Act.

          These general prohibitions are basically the same as those in the federal securities laws, and are intended to reflect the expansive and flexible nature of the restrictions which are applicable to the activities of the Advisor and the Funds.

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VI. ENFORCEMENT OF THE CODE.

     The enforcement of these rules and procedures is the responsibility of FIA's Compliance Officer. As this Code emphasizes, personal trading must always be carried on in good judgment and good faith. It is obvious that all possible situations cannot be covered by this Code and that under special circumstances, exceptions may occasionally be appropriate. Any Access Person contemplating a transaction, or anyone who has any other question as to any part of this Code or FIA's policy should consult with the Compliance Officer. If the Compliance Officer is absent or unavailable, contact the Assistant Compliance Officer, or a senior manager at FIA for assistance in this regard.

     A. REPORTING. This Code of Ethics includes requirements for an initial certification of securities holdings at the time of hire, pre-approval of personal securities trades, informing the Compliance Officer of pre-approved trades that are not executed [exception for limit orders, see Section X (A.)(a)], quarterly reports of personal securities transactions, and an annual certification of all personal securities holdings. Late reports, unreported transactions, unapproved transactions and repeated violations of the Code of Ethics are all bases upon which sanctions may be imposed as generally described below. All violations of this Code will be reported to the President and a violation notice will be kept in the employee's personnel file. Refer to Section XI: Reporting and Certification.

     B. CODE VIOLATIONS. A person charged with a violation of this Code will have the opportunity to meet with the Compliance Officer, at which time such person shall have the opportunity, orally or in writing, to deny any and all charges, set forth mitigating circumstances, and set forth reasons why the sanctions for any violations should not be severe. The Counsel to the Advisor and to the Funds shall be advised promptly of the initiation and outcome of any enforcement actions hereunder.

     C. SANCTIONS. Upon determining that a material violation of this Code of Ethics has occurred, FIA or the Funds, as the case may be, may impose such sanctions as it deems appropriate, including, among other matters, a letter of censure or suspension or termination of the employment of the violator, and disgorgement of profits on any transaction in violation of this Code of Ethics. All material violations of this Code of Ethics and any sanctions imposed with respect thereto will be reported periodically to the board of directors of the Funds.

          Careful adherence to this Code is one of the basic conditions of employment by FIA and the Funds. As noted at the beginning of this Code, and in this section, an Access Person is liable to be subject to sanctions for conduct inconsistent with this Code.

          In addition, as pointed out in section II entitled "Background", certain violations of this Code (including the late filing of quarterly reports) may also involve violation of laws, with the possibility of civil and/or criminal penalties.

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
          D.   PENALTIES.   Under  the  various  federal  securities   statutes,
               penalties that may be imposed for insider trading or other violations include civil liability for damages, temporary suspension or permanent prohibition from engaging in various aspects of the securities or investment advisory businesses and criminal penalties. Among other matters, penalties for insider trading and misuse of material, non-public information include civil injunctions, treble damages, disgorgement of profits, jail sentences, fines for the person who committed the violation of up to three times the profit gained or loss avoided whether or not the person actually benefited and fines for the controlling person of the violator, which may include an employer, of up to $1 million or three times the amount of the profit gained or loss avoided.

               Under certain circumstances, profits received by an Access Person in connection with unapproved transactions may have to be disgorged and paid over to the Funds.

VII. DEFINITIONS.

          A. "ACCESS PERSON" and "ADVISORY REPRESENTATIVE": All of the employees of FIA are considered "Access Persons" and "Advisory Representatives" with respect to this Code of Ethics and in connection with the reporting of personal securities transactions. FIA believes that this universal coverage is appropriate given the subject matter of the Code of Ethics and the fact that it does not represent an unreasonable burden upon the employees of FIA. (1940 Act, Rule 17j-1; Advisers Act, Rule 204-2).

          B.   "AFFILIATED PERSON" (1940 Act, Section 2(a)(3)) means:

                    (a) any person directly or indirectly  owning,  controlling, or holding with power to vote, 5% or more of the outstanding voting securities of such other person;

                    (b) any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

                    (c)  any  person   directly   or   indirectly   controlling,
               controlled by, or under common  control with,  such other person;
               and

                    (d) any officer, director,  partner,  co-partner or employee of such other person.

          C. "ASSOCIATED PERSON" means any officer or director of FIA (or any person occupying a similar status of performing similar functions), any person directly or indirectly controlling, controlled by, or under common control with FIA, or any employee thereof. (Advisers Act, Section 202(a)(17))

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          D.   "BENEFICIAL OWNERSHIP" In general, a person is considered to have
               "beneficial ownership" of securities when that person (a) has the power to dispose of or to vote such securities, and (b) when that
               person  has  a  pecuniary  (i.e.,   economic)   interest  in  the
               securities. Beneficial Ownership shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Exchange Act.

          E. "DIRECT OR INDIRECT BENEFICIAL OWNERSHIP" This Code of Ethics extends to the ownership of and transactions in securities either by the Access Person for his or her own account, or for the account of a member of his or her family, or for any account in which such Access Person or a member of his or her family may have an interest, including IRAs, partnerships, trusts, etc. Consult the compliance department for clarification as necessary.

          F. "CONTROL" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to control such company. (Section 2(a)(9) of the 1940 Act)

          G.   "SECURITY"  OR  "SECURITY"  shall have the  meaning  set forth in
               Section 2(a)(36) of the 1940 Act. Security does not include futures contracts or options on futures contracts (provided these instruments are not used to indirectly acquire an interest which would be prohibited under this Code) but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of this Code. For purposes hereof, "futures" are futures on securities or securities indexes; "options" on future contracts are options (puts or calls) on futures on securities or securities indexes.

          H. "PURCHASE OR SALE OF A SECURITY" includes, among other acts, the writing or acquisition of an option to purchase or sell a Security.

          I. "INSIDER" means an Associated Person of FIA, or any Affiliated Person thereof, or any member of his or her immediate family. Additionally, a person is deemed an "Insider" if he enters into a special confidential relationship in the conduct of the affairs of FIA or the Funds, or any Affiliated Person thereof, and as a result is given access to material, non-public information.
               Examples of such insiders include accountants, consultants, advisors, attorneys, bank lending officers, and the employees of such organizations.

          J. "INSIDER TRADING" for purposes of this Code of Ethics means the use of material, non-public information to trade in a security
               (whether or not one is an Insider) or the communication of material, non-public information to others (other than as required by performance of a person's duties). While the meaning of the term is not static, "Insider Trading" generally includes:

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                         (a)  trading  in a  Security  by an  Insider,  while in
                    possession of material, non-public information;

                         (b) trading in a Security by a person who is not an Insider, while in possession of material, non-public information, where the information either was disclosed to such person in violation of an Insider's duty to keep it confidential or was misappropriated; and

                         (c) communicating  material,  non-public information to
                    any  person,   who  then  trades  in  a  Security  while  in
                    possession of such information.

          K. "MATERIAL INFORMATION" means information for which there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Examples of material information include information regarding dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals of agreements, major litigation, liquidation problems, and extraordinary management developments. Such examples are only illustrative and not all inclusive.

          L. "MEMBER OF IMMEDIATE FAMILY" means a person's spouse, children under the age of twenty-five years residing with such person, and any trust or estate in which such person or any other member of his immediate family has a substantial beneficial interest, unless neither such person nor any other member of his immediate family is able to control or participate in the investment decisions of such trust or estate.

          M. "NON-PUBLIC INFORMATION" means information that has not been effectively communicated to the market place.

          N.   "RESTRICTED SECURITY" means any Security which:

               (a) is held by the Funds or other clients of FIA, or

               (b) is being considered by the Funds or other clients of the Advisor for purchase on behalf of the Funds or other clients.

VIII. GENERAL RESTRICTIONS

          A.   RESTRICTIONS UNDER RULE 17J-L(A) OF THE 1940 ACT

               No Access Person may:

               (a) employ any device, scheme or artifice to defraud the shareholders of the Funds or other clients of FIA;

               (b) make to the shareholders of the Funds or other clients of FIA any untrue statement of a material fact or omit to state to the shareholders of the Funds or such

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          client a material fact necessary in order to make the statements  made in light of the circumstances under which they are made, not misleading;

               (c) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Funds or other clients of FIA; or

               (d) engage in any manipulative practice with respect to the Funds or other clients of FIA.

          Any violation of the above shall be considered a violation of this Code.

          B. MAINTAINING CONFIDENTIALITY. No Access Person may disclose information about actual purchase or sale decisions, contemplated purchases or sales, or other transactions under consideration for the Funds or the Advisor, whether or not actually executed. Research information on portfolio companies must not be divulged to persons outside of the firm. In addition, information about clients is confidential and must not be disclosed. Access Persons must use care in keeping information confidential. Any violation of these confidentiality requirements shall be a violation of this Code.

          C. USE OF NON-PUBLIC INFORMATION. The following issues should be kept in mind when considering material, non-public information:

                    (1) SECURITY. An Insider shall use due care to ensure that material, non-public information remains secure. For example, files containing material, non-public information should be kept confidential, and access to computer files containing material, non-public information must be restricted.

                    (2) NO TIPPING.  An Insider  shall not divulge to any person any material, non-public information, except in the performance of his or her duties

                    (3) NO INSIDER  TRADING.  No Insider shall engage in Insider
               Trading, on his or her own behalf or on behalf of others.

                    (4) NO IMPROPER  USE. No Access Person may use any material, non-public information, no matter how acquired, in his or her own transactions or in the transactions for the Funds or other clients of FIA.

                    (5) CONFIDENTIALITY OF FUND AND FIA ACTIVITY. Information about actual purchase or sale decisions, contemplated purchases or sales, or other transactions under consideration by FIA on behalf of the Funds or other clients, whether or not actually authorized, must be kept confidential. An Access Person shall not divulge to any person contemplated or completed securities transactions of the Funds or other clients of the Advisor, except in the performance of his or her duties, unless such information previously has become a matter of public knowledge. Research information on portfolio issues must not be divulged to persons who do not have a need to know such information in connection with their employment by FIA or the Funds. In

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               addition,  information about clients is confidential and must not be disclosed. Access Persons must use care in keeping information confidential.

                    (6) E-MAIL/INTERNET/VOICEMAIL This policy describes Fremont's guidelines with regard to access to and disclosure of electronic mail messages sent or received by Fremont employees with the use of the Fremont e-mail system, and use of company internet and voice mail facilities.

                    Company's Right to Access Information  Fremont's  electronic mail system has been made available to its employees to facilitate business communications. Although each employee has an individual password to access the e-mail system, the system belongs to Fremont and the content of e-mail communications is accessible at all times by Fremont for any purpose. The system may be subject to unannounced inspections and, as such, should be treated like other shared filing systems. All passwords to the e-mail system (including without limitation individual passwords) are the property of Fremont and not of the individual employee, and Fremont reserves the right to override any individual passwords and/or codes to facilitate access by Fremont to e-mail. Employees may not install any programs or hardware or otherwise attempt to make their e-mail communications inaccessible to Fremont.

               All e-mail  messages  are Fremont  records.  The  contents of all
               e-mail an employee stores, processes or transmits may be monitored, copied, accessed and disclosed by Fremont without the employee's permission. Therefore, employees should not assume that any e-mail messages are confidential or private. Back-up copies of e-mail are regularly made, and may be maintained and referenced by Fremont.

                    PERSONAL  USE  OF  E-MAIL  E-mail  messages  are  considered business records of Fremont and may be discoverable in litigation, administrative proceedings and other legal proceedings. Employees are authorized to use the e-mail system for official company business, although incidental and occasional personal use of e-mail is permitted by Fremont. However, Fremont reserves the right to access and disclose as necessary all messages sent over its e-mail system, without regard to content and without the recipient or sender's permission.

                    PROHIBITED  CONTENT OF E-MAIL  COMMUNICATIONS  Employees may
               not use the Fremont e-mail system in any way that may be illegal, or may be seen as vulgar, disparaging, harassing, obscene, disruptive or offensive by other persons, including persons other than the intended recipient of the e-mail communication. Employees may not use the e-mail system in a way that may constitute abuse, slander or defamation. Examples of prohibited transmissions include sexually-explicit messages, cartoons or jokes; unwelcome personal propositions; ethnic or racial slurs; or any other messages that can be construed to be harassment or disparagement of others based on their sex, race, sexual orientation, age, national origin, or religious or political beliefs.

               Use of the e-mail system in violation of this policy will result in disciplinary action, up to and including termination.

                    UNAUTHORIZED  ACCESS  TO OTHER  EMPLOYEE'S  E-MAIL  MESSAGES
               Employees are prohibited from the unauthorized use of e-mail passwords of other employees to gain access to the other employees' e-mail messages.

                    RETENTION  OF  E-MAIL   Generally,   e-mail  messages  (both
               received and sent) are to be deleted after thirty (30) days. Notwithstanding any deletion by an employee, an e-mail message may still exist in Fremont's backup system by the recipient or by any person to whom the message was forwarded, or otherwise may be retained by Fremont; however, such back-up should not be retained for more than one (1) year.

                    INTERNET USAGE Employees are authorized to use their company computers to access the internet for official company business, although incidental and occasional personal use of the internet is permitted. Fremont has the capability to view the internet sites employees have visited. Employees are prohibited from accessing or attempting to access, view, download, distribute or send illegal, vulgar, disparaging, harassing, obscene, pornographic, disruptive or offensive materials via the internet. Employees may not attempt to modify their software in any manner to bypass Fremont's security system blocking access to unauthorized internet sites. Use of the internet in violation of this policy will result in disciplinary action, up to and including termination.

                    VOICE MAIL Even though  Fremont's voice mail system involves different technology and a different type of communication than e-mail, the same basic policies apply to the voice mail system. As with e-mail, employees should be aware that their voice messages can be forwarded to other persons without their consent. Employees should be no less careful in using the voice mail system than in using the e-mail system.

                    OTHER  POLICIES  Other Fremont  policies apply to the use of
               e-mail, voice mail and internet usage.. For example, policies regarding confidentiality, harassment and inspection of Fremont property all apply to the use of e-mail, voice mail and the internet. In particular, employees should be aware that any documents, information or e-mail transmitted over the internet is not completely secure and can be accessed by unauthorized third parties.

               (7) QUESTIONS. Questions regarding whether the information is material and/or nonpublic may be directed to the Compliance Officer, or the Assistant Compliance Officer.

IX. RESTRICTIONS AND EXEMPTIONS ON PERSONAL SECURITIES TRANSACTIONS.

          A. DIRECT OR INDIRECT BENEFICIAL OWNERSHIP. Purchases and sales of securities by an Access Person for his or her own account, for the account of a member of his or her family or for any account in which such Access Person or a member of his or her family may have a direct or indirect beneficial ownership interest, are subject to the personal securities transaction rules (except for transactions in exempt securities, described below). These rules are intended to prevent any suggestion or implication that Access Persons are using their relationship with FIA to obtain advantageous treatment to the detriment of the interests of the Funds or other clients of FIA or that an Access Person is profiting improperly from his or her position on behalf of the Funds. Most transactions are also subject to the reporting requirements of Section XI below.

          B.   PERSONAL TRADING PROHIBITIONS.

                    1. "INITIAL PUBLIC OFFERINGS". No Access Person may purchase any security, whether or not a "Hot Issue", in an initial public offering or any "Hot Issue" in a follow on offering.

                    2. DEALINGS WITH CLIENTS. No Access Person may knowingly sell any security to the Funds or other clients of FIA or knowingly purchase any security from the Funds or other clients of FIA.

                    3. SHORT-TERM TRADING. FIA believes that personal short-term trading may increase the risk of problems arising under the rules of this Code. While FIA leaves the extent of trading to an individual's judgment, consistent with his or her objectives and past trading practices, all Access Persons are on notice that such short-term trading practices will be periodically reviewed. In the case of any individual whose trading is deemed to be:

                    (a)  excessive, or

                    (b)  causing  or  giving  the   appearance  of  conflict  of
                         interest with the Funds' or other clients' accounts,

               FIA will require that individual to reduce or eliminate this short-term trading activity.

                    4. PRIVATE PLACEMENTS. No Access Person shall acquire securities in a private placement without express prior written approval of the compliance officer of FIA.

     C. EXEMPTED SECURITIES. Notwithstanding Section IX B, trading in the following securities is exempted from the prior clearance requirements set forth in Section X and other restrictions of this Section:

               (a) Open-end Mutual Funds, including the Funds (investment companies registered under the 1940 Act will be referred to as "Mutual Funds"). This exception means that Access Persons may, without prior clearance, purchase and redeem the shares of Fremont Mutual Funds and other open-end mutual funds, including redemptions through the use of a checkwriting arrangement with the mutual fund.

          Purchases and redemptions of the shares of other open-end Mutual Funds are exempt from the quarterly reporting requirement, but transactions in the shares of closed-end mutual funds and unit investment trusts must be both pre-approved and reported quarterly.

               (b) Government securities;

               (c)  Short-term   money  market   instruments  such  as  bankers'
          acceptances, repurchase agreements and commercial paper; and

               (d) Bank certificates of deposit and bank deposit accounts.

     D. EXEMPTED TRANSACTIONS. Notwithstanding section IX B, the following transactions are exempted from the prior clearance requirements and other restrictions of Sections IX and X hereof:

               (a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

               (b) Purchases or sales of securities which are not eligible for purchase or sale by the Funds or any other client of FIA.

               (c) Purchases or sales which are non-volitional.

               (d)   Purchases   which  are  part  of  an   automatic   dividend
          reinvestment plan.

               (e) Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

               (f) Transactions by Access Persons who are participants in the Fremont Group Section 401(k) Benefit Plan with respect to the investment options in such plan, including enrollments, contributions and transfers among investment options.

               (g) Purchases or sales which receive the prior approval of the Compliance Officer of FIA on the basis that the potential for harm to the Funds or other clients of FIA is remote because the transactions would be very unlikely to affect market price or liquidity, or because they clearly are not related economically to the securities to be purchased, sold or held by the Funds or other clients of FIA, and because they do not involve material non public information. .

     E.   SPECIAL RULE FOR DISINTERESTED DIRECTORS OF THE FUNDS.

               Notwithstanding subsection IX B above, transactions in securities by disinterested directors of the Funds are not subject to the requirements of this Section IX hereof if the disinterested director is an Access Person solely by reason of his or her directorship with the Funds, except where at the time of such transactions such disinterested director knew, or, in the ordinary course of fulfilling his or her official duties as a disinterested director should have known, that during the 15-day period immediately preceding or after the date of the director's transaction in a security that such security was or was to be purchased or sold by the Funds or such purchase or sale by the Funds was considered by the Funds or the Advisor.

X. RESTRICTIONS ON TIMING OF PERSONAL SECURITIES TRANSACTIONS.

               The following are specific restrictions relating to personal securities transactions of all persons covered by this Code. Absent extraordinary circumstances, no Access Person shall be deemed to have violated this Code for effecting a securities transaction if such Access Person has been advised in writing by the Compliance Officer that the transaction would be consistent with this Code and has not been advised of any countermanding determination. FIA shall maintain written records of such actions, which records shall be made available in the manner required by Rule 17j-1 of the 1940 Act.

     A.   PRIOR CLEARANCE PROCEDURE.

               1. TRANSACTIONS IN PUBLICLY TRADED SECURITIES. Prior to effecting a transaction in a security, (other than those securities exempted under Section IX above), an Access Person must notify in writing the Compliance Officer of the proposed transaction, including the name, title, and amount of the security involved, using the Pre-Approval Form. The Compliance Officer shall (i) confirm with the appropriate portfolio manager that the security is not under consideration for trading, and (ii) otherwise determine whether such proposed transaction would or would not be consistent with this Code. Such conclusion shall be promptly (GENERALLY WITHIN 24 HOURS) communicated in writing to the Access Person making such request, at which point the Access Person may execute the trade if approved. Any approval which is granted will be good for no more than three trading days, following which the approval will no longer be valid and the Access Person will be required to reapply for approval if the pre-approved transaction has not been executed. If the Access Person does not execute the pre-approved transaction within the given time frame, he or she must inform the Compliance Officer as soon as possible. The Compliance Officer will note on the Pre-Approval Form that the transaction was not executed

               2. GOOD 'TILL CANCELED ("GTC"), LIMIT, AND STOP-LOSS ORDERS. Prior to placing a transaction as a GTC, limit, or stop-loss order, an Access Person must notify in writing the Compliance Officer of the proposed transaction, including the name, price and conditions of the order, using the Pre-Approval Form. GTC, limit orders and stop-loss orders for securities that have received pre-approval and which are NOT SUBSEQUENTLY ALTERED, may be executed on a subsequent day (i.e., when triggered by market action) without receiving further permission. However, if such an order is altered in any way, the Access Person must notify the Compliance Officer prior to making such alterations and the Compliance Officer must approve the new conditions of the order. Also, if such an order is canceled, the Access Person must notify the Compliance Officer as soon as possible. If a GTC, limit order, or stop-loss order is found to be in conflict with this Code at any time, the Compliance Officer may direct that the order be canceled. Access Persons will immediately comply with cancellation instructions from the Compliance Officer.

               3. PRIVATE PLACEMENT TRANSACTIONS. As set forth in IX B 4, the prior clearance procedure described in subsection above includes transactions by Access Persons in a private placement. In connection with a private placement acquisition, the Compliance Officer and the portfolio manager will take into account, among other factors, whether the investment opportunity should be reserved for the Funds and its shareholders, and whether the opportunity is being offered to an Access Person by virtue of his or her position with the Funds. Access Persons who have been authorized to acquire securities in a private placement will, in connection therewith, be required to disclose that investment if and when the Access Person takes part in the Funds' subsequent investment in the same issuer. In such a circumstance, the determination by the Funds to purchase securities of that issuer will be subject to an independent review by personnel of FIA with no personal interest in the issuer.

     B.   PERSONAL TRADING BLACKOUT PERIODS.

               An Access Person may not be granted prior clearance to execute a securities transaction on a day during which the Funds have a pending "buy" or "sell" order in that same security until that order is executed or withdrawn. Any profits realized by an Access Person on trades within these periods must be disgorged by the Access Person to the benefit of the Funds.

          There also may be blackout periods regarding the Funds when a material event has occurred. The blackout period will cover the period from the time of the event to the notification of shareholders.

     C.   OTHER TRANSACTIONS AND RESTRICTIONS.

               1. SHORT SALES. Short sales are permitted by Access Persons provided all other requirements of the Code are met.

               2. CONVERTIBLE SECURITIES AND COMMODITY OR SECURITIES DERIVATIVES. The foregoing restrictions in this Code also apply to any purchase or sale of a security which is convertible into, exchangeable or exercisable for a security, securities, index or commodity that is being purchased or sold, or is actively being considered for, purchase or sale, for the Funds or other client accounts of the Advisor.

               3. SERVICE AS A DIRECTOR. Access Persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization in accord with the general procedures with this Code of Ethics relating to personal securities transactions. The consideration of prior authorization will be based upon a determination that the board service would be consistent with the interests of the Funds and their shareholders. In the event that board service is authorized, Access Persons serving as directors should expect to be isolated from other Access Persons making investment decisions with respect to the securities of the company in question, through the use of "Chinese Wall" or other appropriate procedures to be considered and placed into effect at the time.

XI. REPORTING AND CERTIFICATION REQUIREMENTS.

     A. INITIAL AND ANNUAL DISCLOSURE OF PERSONAL HOLDINGS. At the commencement of employment with FIA or the Funds, an Access Person will be required to disclose in writing all personal securities holdings beneficially owned by the Access Person (including futures contracts or options on futures contracts as defined in Section VII
          G). In addition, each Access Person will be required to submit on an annual basis an updated listing of those personal securities holdings. Forms for this purpose are available from the Compliance Officer, and are to be completed and returned to the Compliance Officer. The annual updated lists are to be submitted no later than February 15 with a listing as of the immediately preceding December 31 year-end date.

               These lists are to include all personal securities holdings beneficially owned by the Access Person, which may include securities that are exempt from the prior clearance procedures and from the quarterly transaction reporting requirements.

     B. QUARTERLY REPORTS. Under this Code, all employees are considered "Access Persons," and are required to prepare and file records of their personal securities transactions (including futures contracts or options on futures contracts as defined in Section VII G). If no transactions occurred during the period, check the box on the report to indicate this. All employees must file a report with the Compliance Officer within ten calendar days after the end of each calendar quarter.

               1. INFORMATION IN REPORTS. Each report must contain the following information:

                    (a) the date of the transaction, the title and the number of shares (or the principal amount) of each security involved;

                    (b) the nature of the  transaction  (e.g.,  purchase,  sale, option or any other type of acquisition or disposition);

                    (c) the price at which the transaction was effected; and

                    (d) the name of the  broker,  dealer or bank with or through whom the transaction was effected; and

                    (e) copies of  confirmations  and monthly  statements  (upon receipt if not received at time of report).

               2. REVIEW OF COMPLIANCE OFFICER'S TRADING. The Compliance Officer's personal trading must be reviewed by the President of the Advisor or in his or her absence a Managing Director of the Advisor. The results of the quarterly reporting and review procedure and the related documentation must be reviewed by the President of the Advisor or in his or her a Managing Director of the Advisor and the Funds. These reviews will be documented by the reviewing party.

               3. ADDITIONAL INFORMATION IN REPORTS. At the option of the reporting person, the SEC allows the quarterly report to contain a statement declaring that the reporting of any transaction is not to be construed as an admission by the reporting person that he or she has any direct or indirect beneficial ownership in the security. Using that disclaimer language may be useful in an unclear situation to avoid a potential risk in not reporting a transaction while at the same time avoiding prejudicing any position the person may take or later seek to take with respect to ownership status. Where a report made to the Compliance Officer would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Advisers Act, no Access Person will be required to make a report.

     C.   Exemptions  from  Quarterly  Reporting.   Quarterly  Reports  are  not
          required with respect to any of the following:

               (a) transactions in securities which are direct obligations of the United States;

               (b) transactions in open-end mutual funds; or

               (c) transactions over which the reporting person does not have any direct or indirect influence or control; or

               (d) transactions by Access Persons who are participants in the Fremont Group Section 401(k) Benefit Plan with respect to the investment options in such plan, including enrollments, contributions and transfers among investment options.

               Please note that there are categories of securities, or particular transactions, which are not subject to the restrictions of
          Section X above (e.g., purchases under an automatic dividend reinvestment plan) but which are subject to the reporting requirement of this Section XI.

     D. REPORTS OF VIOLATIONS. In addition to the quarterly reports required under this Section, Associated Persons and Access Persons promptly shall report to the Compliance Officer or the President of the Advisor any transaction which is, or might appear to be, in violation of this Code. Such report shall contain the information required in quarterly reports.

     E. CONFIRMATIONS AND STATEMENTS. All Associated Persons and Access Persons must direct their brokers to send duplicate copies of confirmations of all personal securities transactions and duplicate copies of monthly or periodic statements for all securities accounts to the Chief Compliance Officer.

XII. OTHER RULES.

     A. GIFTS AND OTHER PREFERENTIAL TREATMENT. An Access Person may not in relation to the business of FIA seek or accept from any broker or dealer, other financial institution or supplier or contractor to FIA,

               (a) any gifts of material value (i.e., in excess of $100 per year), or;

               (b)  any  sort  of   preferential   treatment  from,  or  special
          arrangements with the institution or supplier.

               Any Access Person who receives an offer for a gift or bequest of material value from any such party should promptly report it to the Compliance Officer.

     B. FINDER'S FEES. Access Persons should not become involved in negotiations for corporate financing, acquisitions or other transactions for outside companies (whether or not securities of the company involved are held by the Funds or other clients of FIA) without the prior permission of the Compliance Officer. Specifically, no finder's or similar fee in connection with any such transactions may be negotiated or accepted without prior permission.

     C. ANNUAL CERTIFICATION. Each access person will be required to certify annually that:

               (a) he or she has read and understands this Code of Ethics and that he or she is subject to it;

               (b) that he or she has complied with the requirements of this Code of Ethics; and

               (c) that he or she has disclosed and reported all personal securities transactions required to be disclosed or reported pursuant to this Code of Ethics.

                                                                          SAMPLE


                    ** URGENT - CONFIDENTIAL - HAND CARRY **
                PRE-APPROVAL FOR EMPLOYEE SECURITIES TRANSACTIONS
        FREMONT INVESTMENT ADVISORS, INC. AND FREMONT MUTUAL FUNDS, INC.

INSTRUCTIONS:
-------------
1.   Employee  completes  top  section  and  gives  it to  Assistant  Compliance
     Officer: Mona S. Mikhail or in her absence, Tina Thomas.
2. Compliance determines if transaction complies with Code of Ethics, completes bottom section, e-mails Employee with trade approval or rejection.
3. M. Mikhail files form @ 1.13, then at quarter end, compares it to Employee Personal Transactions Report AND COPIES OF EMPLOYEE'S BROKERAGE ACCOUNT CONFIRMATIONS OR STATEMENTS.

EMPLOYEE:
---------


Security Name:                                 Buy   Sell:                shares
--------------------------------------------------------------------------------
Notes:

--------------------------------------------------------------------------------
Trade Order:  Mark one                         Price & Other Trade Instructions:
[ ]           Market                           _________________________________
[ ]           Good 'till Cancelled             _________________________________
[ ]           Limit at $__________             _________________________________
[ ]           Stop-Loss                        _________________________________

================================================================================
If  you  are  responsible  for  the            _________________________________
investment  decisions  of a Fremont            _________________________________
Fund,  please  explain  briefly why            _________________________________
this  security  is not  appropriate            _________________________________
for the fund that you manage.
================================================================================

Signature:                                     Date:
--------------------------------------------------------------------------------
Print Name:                                    Time:


COMPLIANCE OFFICER USE ONLY:
----------------------------

Security Held in Funds? Yes[ ] No[ ]  In Private Client Portfolios? Yes[ ] No[ ]
--------------------------------------------------------------------------------
Considered for Purchase or Sale? Yes[ ] No[ ]
--------------------------------------------------------------------------------
Notes:
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Transaction Approved? Yes[ ] No[ ]    Employee Notified? Yes[ ] No[ ]
--------------------------------------------------------------------------------
Notes:
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Signature:                                     Date:
--------------------------------------------------------------------------------
Print Name:                                    Time:

                                                                          SAMPLE

FREMONT INVESTMENT ADVISORS, INC. AND FREMONT MUTUAL FUNDS, INC.
EMPLOYEE SECURITIES TRANSACTIONS: CALENDAR QUARTER ENDED      September 30, 1999

                         Note: MUST be filed with Compliance Officer within 10
                               days following end of quarter.

PRINT NAME:
------------------------------------------------------------------------                               BANK OR      CHECK & :
      TRADE                 TITLE OF SECURITY                PURCHASE                                  BROKER/      ATTACH
       DATE      Common Stock unless otherwise noted.      OR SALE (P/S)      QUANTITY      PRICE      DEALER       CONFIRM
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
[       ] INITIAL HERE TO INDICATE THAT YOU HAVE NOT TRADED SHARES OF FREMONT INTERNATIONAL SMALL CAP FUND BETWEEN
JULY 29, 1999 AND SEPTEMBER  15, 1999, INCLUSIVELY.

[       ] CHECK HERE IF YOU HAVE NOT TRADED ANY SECURITIES DURING THE QUARTER EXCLUDING EXEMPT TRANSACTIONS.

Above is a record of transactions  during the quarter indicated in securities in which I had, or in which I acquired or disposed of direct or indirect beneficial ownership. This report is made solely to comply with SEC regulations and shall not be construed as an admission by me that I am the beneficial owner of the securities listed above.

SIGNED:                                         DATED:
-----------------------------------------------------------------------------------------------------------------------------
Compliance Notes:
-----------------------------------------------------------------------------------------------------------------------------

                                                                          SAMPLE

                      _____________________________________
                                   Print Name


                                Page ____of_____

                        FREMONT INVESTMENT ADVISORS, INC.
                                       AND
                           FREMONT MUTUAL FUNDS, INC.
                                 CODE OF ETHICS

              ANNUAL CERTIFICATION OF PERSONAL SECURITIES HOLDINGS*

                         HOLDINGS AS OF ________________
                                             Date

                                                YEAR
NAME OF SECURITY           # SHARES           ACQUIRED**           BROKER/DEALER
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                         -------------------------------------------------------
                                                                       Signature
                                        ----------------------------------------
                                                                            Date
                                                          (Due by February 15th)

*You may report holdings using any printed media, such as your own software or copies of investment statements, as long as you sign and date it. **an approximation is adequate.